Exhibit (d)(3)

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder”) is made, executed and delivered by each of Insight Venture Management, LLC (with its Affiliates, “Insight”) and Elliott Management Corporation (“Elliott”) as of April 30, 2019.

RECITALS:

WHEREAS, the Non-Disclosure Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”) has been executed and delivered as of April 24, 2019, by and between E2open, LLC, a Delaware limited liability company with offices located at 9600 Great Hills Trail, Suite 300E, Austin, TX 78759 (“E2open”), and Amber Road, Inc., a Delaware corporation (“Company”);

WHEREAS, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Confidentiality Agreement.

WHEREAS, each of the undersigned are “Representatives” (as defined in the Confidentiality Agreement) of E2open in connection with the potential acquisition of, merger with, business combination, investment in or similar arrangement with the Company;

WHEREAS, it is the intention of each of Insight and Elliott to abide by the confidentiality, non-disclosure, non-use terms and the standstill provisions of the Confidentiality Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agrees, (with respect to Insight and Elliott, such agreement shall be severally, and not jointly), as follows:

1.    By execution and delivery of this Joinder, each of Insight and Elliott hereby acknowledges the Confidentiality Agreement, the confidential nature of the Evaluation Material disclosed thereunder, and hereby agrees, severally, and not jointly, to be bound by and perform all of the provisions of the Confidentiality Agreement applicable to Representatives, including, without limitation, those relating to confidentiality, non-disclosure, and non-use, to the same extent as if the undersigned had been an original party and signatory to the Confidentiality Agreement and a Recipient of the Company’s Evaluation Material; provided, however, that Section 10 shall not apply to each of Insight and Elliott. Each of Insight and Elliott expressly agrees severally, and not jointly, to be bound by all of the standstill provisions set forth in Section 9 of the Confidentiality Agreement to the same extent as E2open as if the undersigned had been an original party and signatory to the Confidentiality Agreement. Further, the carveouts to the definition of “Evaluation Material” contained in clauses (ii) and (iii) of Section 4 of the Confidentiality Agreement shall apply mutatis mutandis to each of Insight and Elliott and their Permitted Disclosees (as defined below).

2.    Notwithstanding anything to the contrary in the Confidentiality Agreement, each of Insight and Elliott shall be permitted to disclose Evaluation Material to (i) their affiliates and their and their affiliates’ directors, officers, employees, counsel, advisors, consultants, agents, and accountants (such persons to the extent they actually receive Evaluation Material from, or on behalf of Insight or Elliott, as applicable, “Permitted Disclosees”) and (ii) each other and any other party that is bound by obligations of confidentiality to E2open with respect to the Potential Transaction (including potential sources of financing), without any requirement to obtain the prior consent of E2open. Each of Insight and Elliott shall be responsible for any breach of the terms of the Confidentiality Agreement or this Joinder by any of their Permitted Disclosees. Notwithstanding any provision in this Joinder to the contrary, Altai shall not be deemed to be a Representative or Permitted Disclosee of Insight or Elliott, each of Insight and Elliott shall not be allowed to share any Evaluation Material with Altai, and each of Insight and Elliott shall be obligated to immediately notify the Company in writing if Insight or Elliott, as applicable, or their applicable Representatives or applicable Permitted Disclosees share any Evaluation Material with Altai.

3.    Notwithstanding the provisions of Section 3 of the Confidentiality Agreement, each of Insight and Elliott and their Permitted Disclosees shall not be required to provide any advance notice of, or take any other action pursuant to Section 3 with respect to, a disclosure to a regulator or self-regulatory organization pursuant to a routine examination that does not target the Evaluation Material, the Company, E2open or the Potential Transaction.

4.    This Joinder shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, under the laws of the State of Delaware. The undersigned agrees and acknowledges that the Confidentiality Agreement is also governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the day and year first written above.

Insight Venture Management, LLC		Elliott Management Corporation

By:	/s/ Andrew Prodromos	By:	/s/ Elliot Greenberg
Name:	Andrew Prodromos	Name:	Elliot Greenberg
Title:	Authorized Person	Title:	Vice President

Accepted and agreed as of the date first above written:

E2open, LLC

By:	/s/ Laura Fese
Name:	Laura Fese
Title:	Secretary

Exhibit A

Confidentiality Agreement

See attached.